EXHIBIT 99.2

[ENZO LOGO]                                                   NEWS
                                                              RELEASE
                                                              ---------
                                                              ENZO BIOCHEM, INC.
                                                              527 MADISON AVENUE
                                                              NEW YORK, NY 10022

FOR IMMEDIATE RELEASE

          ENZO THERAPEUTICS TREATS FIRST PATIENT IN PHASE I/II STUDY OF
                   ANTISENSE GENE THERAPY FOR HIV-1 INFECTIONS


         Personalized Medicine Approach Aims to Slow Progression to AIDS


New York, NY, March 13, 2007 - Enzo Therapeutics, Inc., a wholly owned subsidiary of Enzo Biochem, Inc. (NYSE:ENZ), has treated the first patient in a Phase I/II clinical trial of the company's gene therapy for HIV-1 (Human Immunodeficiency Virus-Type 1) infection.

         The study, being conducted at UCSF Medical Center, is enrolling HIV-1 infected subjects with compromised CD4+ cell counts, to determine whether the procedure will create sufficient HIV-1 resistant CD4+ cells to defer disease progression to AIDS (Acquired Immune Deficiency Syndrome). Enrollment is continuing under a modified protocol designed to increase the proportion of engineered stem cells that engraft in the patient's bone marrow.

         As in its previous study, Enzo's proprietary StealthVector(R) HGTV43(TM) gene construct is used to transfer into the subjects' own stem cells antisense genes designed to interfere with HIV-1 growth. These cells should engraft, replicate and differentiate within the body to produce a population of CD4+ T-cells resistant to HIV-1 infection. The novel aspect of the current study includes a single outpatient radiation treatment to reduce each subject's total number of stem cells before infusion of the genetically engineered cells, in order to increase the proportion of stem cells that contain the anti-HIV-1 antisense genes. The study is being directed by Morton J. Cowan, MD, who is director of the medical center's Pediatric Bone Marrow Transplant Program and a professor in the UCSF School of Medicine.

         According to Gary C. Cupit, PharmD, president of Enzo Therapeutics, "Previous work with the Enzo antisense approach in the Phase I study produced encouraging demonstrations of survival of circulating CD4+ cells containing the antisense genes in some patients for up to 60 months after treatment, although there was no reduction in viral load or increase in total CD4 cell counts. The new protocol builds on those results.



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The goal in the new study is to produce a renewable supply of engineered CD4+
cells in large enough numbers to allow determining whether these cells can provide for the reconstitution of subjects' immune systems." Enzo developed the HGTV43(TM) vector as a proprietary retrovirus-based delivery system designed to overcome a major challenge in gene medicine, namely the safe and efficient delivery of engineered genes to the appropriate target cells. The StealthVector(R) technology achieves efficient delivery of the genes into the patient's cells while being "silent" and unlikely to trigger an immune response. In addition, critical safety features were incorporated to minimize the possibility of turning on deleterious genes within the body.

         The study endpoints are safety of the procedure and the extent of engraftment and proliferation of the engineered cell population. A secondary endpoint is the relationship between the number of antisense RNA-containing CD4+ cells, the HIV-1 viral load and the CD4+ cell count as measured monthly for six months.

         "We are thrilled to continue working with the team at UCSF," said Cupit. "Not only do they provide continuity with our previous work, but they bring to this program a depth of expertise in working with HIV-infected patients that originates with the very early days of AIDS research. The investigators and the institution have the advanced medical technology and skills needed to conduct the study and monitor the subjects to the highest standards. This and our Phase I study with the UCSF team represent a bridge from early research on HIV/AIDs to a personalized medicine approach to treatment." In August 2006, at the 16th International AIDS Conference in Toronto, Canada, Enzo presented long-term follow up results of the previous Phase I study. Treated subjects showed long-term presence of the engineered CD34+ stem cells as well as circulating CD4+ immune cells containing the genes as measured by the production of antisense RNA. No treatment-related adverse events were seen during the study.

ABOUT ENZO

Enzo Biochem is engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, as well as providing diagnostic services to the medical community. The company's proprietary labeling and detection products for gene sequencing and genetic analysis are sold to the life sciences market throughout the world. In addition to clinical evaluation of its proprietary gene medicine for HIV-1 infection, the Therapeutics division is in clinical development of proprietary immune regulation medicines for hepatitis B and hepatitis C infection and for Crohn's Disease. The division is conducting pre-clinical research on candidate compounds to produce new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. The company also holds a patent covering a method and materials for correcting point mutations or small insertions or deletions of genetic material that would allow for editing and correcting certain abnormalities in genes. Enzo Biochem owns or licenses over 200 patents worldwide. For more information visit the website www.enzo.com. EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE



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SECURITIES ACT OF 1933, AS AMENDED AND SECTION 21E OF THE SECURITIES EXCHANGE
ACT OF 1934, AS AMENDED. SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND ITS MANAGEMENT.
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OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.

UC DISCLAIMER

THE INFORMATION STATED ABOVE WAS PREPARED BY ENZO THERAPEUTICS, INC., TO REPORT THE OUTCOME OF ITS PRODUCTS AND REFLECTS SOLELY THE OPINION OF ENZO. NOTHING IN THIS STATEMENT SHALL BE CONSTRUED TO IMPLY ANY SUPPORT OR ENDORSEMENT OF ENZO, OR ANY OF ITS PRODUCTS, BY THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, ITS
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